Exhibit 99.3

INMAGENE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On July 25, 2025, the Delaware corporation formerly known as “Ikena Oncology, Inc.” completed its previously announced merger with Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Inmagene”), in accordance with the terms of the Agreement and Plan of Merger, dated as of December 23, 2024 (the “Merger Agreement”), by and among Ikena Oncology, Inc. (“Ikena”), Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Ikena (“Merger Sub I”), Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Ikena (“Merger Sub II”), and Inmagene, providing for the merger of Merger Sub I with and into Inmagene, with Inmagene surviving as a wholly owned subsidiary of Ikena (such transaction, the “First Merger”), and the subsequent merger of the surviving entity of the First Merger with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Ikena (such transaction, the “Second Merger” and, collectively with the First Merger, as appropriate, the “Merger”). Also on July 25, 2025, Ikena changed its name from “Ikena Oncology, Inc.” to “ImageneBio, Inc.” Unless otherwise stated or the context otherwise requires, the references to the “Company,” “we,” “our,” or “us” refer to Inmagene Biopharmaceuticals together with its consolidated subsidiaries prior to the Merger and to ImageneBio, Inc. together with its consolidated subsidiaries following the Merger, references to “Ikena” refer to Ikena Oncology, Inc. prior to the Merger and references to “Inmagene” refer to Inmagene Biopharmaceuticals together with its consolidated subsidiaries prior to the Merger.

You should read the following discussion and analysis of our financial condition and results of operations together with the condensed consolidated financial statements and the related notes thereto included as Exhibit 99.4 to the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 12, 2025 (the “Current Report on Form 8-K”) of which this Exhibit 99.3 is a part, as well as our audited consolidated financial statements and the related notes thereto beginning on page F-37 of Ikena’s Registration Statement on Form S-4 most recently amended on June 9, 2025 and declared effective on June 11, 2025 (the “Registration Statement”). The following discussion contains forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results could differ materially from those described in or implied by these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in the Registration Statement, particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” We do not intend, and undertake no obligation, to update these forward-looking statements, except as required by law.

Overview

We are a clinical-stage biopharmaceutical company focused on developing innovative and differentiated therapies for immunological and inflammatory (“I&I”) diseases. Our lead asset IMG-007 is a non-depleting anti-OX40 monoclonal antibody, which binds specifically to OX40 receptor on activated T cells to block their binding to OX40L without killing them. IMG-007 is being developed to potentially treat multiple I&I disorders, and initially being evaluated in atopic dermatitis (“AD”). In January 2025, we reported that in our Phase 2a AD POC trial, four-week treatment with IMG-007 resulted in a rapid onset, marked, and durable clinical activity based on multiple outcome measures. In addition, durable inhibition serum inflammatory markers of diverse Th cells, including Th1, Th2 and Th17 cells, were observed. IMG-007 was overall well-tolerated.

Since inception, we have devoted substantially all of our resources to advancing the development of our portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. We do not have any programs approved for sale and have not generated any revenue from product sales. To date, we have funded our operations primarily with proceeds from the issuance of preferred shares, licensing agreements, and term loans.

We have incurred operating losses since inception. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of any programs we may develop. We generated net losses of $7.6 million and $6.3 million for the three months ended June 30, 2025 and 2024, respectively, and $13.7 million and $28.6 million for the six months ended June 30, 2025 and 2024, respectively. As of June 30, 2025, we had an accumulated deficit of $197.5 million. We expect to continue to incur significantly increased expenses for the foreseeable future if and as we:

•	advance our research and development and discovery-related development of existing and future IMG-007 programs, including potential expansion into additional indications;

•	seek and identify additional research programs and product candidates, and initiate discovery-related activities and preclinical studies for those programs;

•	complete future preclinical studies for our pipeline;

•	pursue investigational new drug applications or comparable foreign applications that allow commencement of our planned clinical trials or future clinical trials for any programs we may develop;

•	initiate enrollment and successfully complete clinical trials;

•

pursue positive results from our ongoing and future clinical trials that support a finding of safety and effectiveness, an acceptable risk-benefit profile in the intended populations and a competitive efficacy, safety and half-life profile;

•	hire research and development, clinical, manufacturing and commercial personnel;

•	add operational, financial and management information systems and personnel;

•	experience any delays, challenges, or other issues associated with the preclinical and clinical development of our programs, including with respect to our regulatory strategies;

•

develop, maintain and enhance a sustainable, scalable, reproducible and transferable clinical and cGMP capabilities through a third-party or our own manufacturing facility for the programs we may develop;

•	seek, obtain and maintain regulatory approvals for any product candidates for which we successfully complete clinical trials;

•	establish a sales, marketing and distribution infrastructure to commercialize any programs for which we may obtain regulatory approval;

•	generate revenue from commercial sales of product candidates for which we receive regulatory approval, if any;

•	maintain the safety, tolerability and efficacy profile of any product we may develop in additional indications following approval in one indication;

•

maintain, expand, enforce, defend and protect our intellectual property portfolio and other intellectual property protection or regulatory exclusivity for any products we may develop and defend any intellectual property-related claims;

•	further acquire or in-license product candidates or programs, intellectual property and technologies;

•	maintain our current collaboration and establish and maintain any future collaborations, including making milestone, royalty or other payments thereunder; and

•

incur additional costs of operating as a public company, including increased costs of audit, legal, regulatory and tax-related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs.

Any changes in the outcome of any of these variables with respect to the development of programs that we may identify could mean a significant change in the costs and timing associated with the development of such programs. For example, if the Food and Drug Administration (“FDA”) or another comparable regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required to complete clinical development and obtain regulatory approval of one or more of our product candidates, or if we experience significant delays in our preclinical studies or clinical trials, we would be required to expend significant additional financial resources and time to advance and complete clinical development. We may never obtain regulatory approval for IMG-007 or any future product candidate.

We will not generate revenue from product sales unless and until we successfully initiate and complete clinical development and obtain regulatory approval for IMG-007 and any future product candidates. If we obtain regulatory approval for IMG-007 or any future product candidate and do not enter into a commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, manufacturing, marketing and distribution.

As a result of all the foregoing, we expect to need substantial additional funding to support our continued operations and growth strategy. Until such a time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements on favorable terms, or at all. If we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialization of IMG-007 or any future product candidate.

Because of the numerous risks associated with product development, we are unable to accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

See the sections titled “—Liquidity and Capital Resources”.

Recent Developments

On December 23, 2024, Ikena, Merger Sub I, Merger Sub II and Inmagene entered into the Merger Agreement, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub I merged with and into Inmagene, with Inmagene surviving as a wholly owned subsidiary of Ikena, and immediately after, the surviving entity merged with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Ikena (the “Merger”). In connection with the Merger, Ikena changed its corporate name to “ImageneBio, Inc.” and Merger Sub II changed its name to “Imagene Biopharmaceuticals.” On July 25, 2025, Ikena completed its Merger with us and changed its name from Ikena Oncology, Inc. to ImageneBio, Inc.

After the date of the second quarter ending June 30, 2025, pursuant to the terms of the Merger Agreement, and prior to the closing of the Merger, we divested all of our pre-Merger assets other than IMG-007 and sold and transferred all of the business related assets, business and operations controlled by us to Miragene Inc, a newly formed private company, for a promissory note in the amount of $8.9 million (the “Legacy Asset Transaction”). As a result, IMG-007, a non-depleting anti-OX40 monoclonal antibody, for the treatment of AD and other potential indications, will be the only product candidate of the combined company in clinical development and the only product candidate the combined company plans to initially develop.

The legacy shareholders of Inmagene own and control Miragene Inc. In connection with the Legacy Asset Transaction, we entered into a Transition Services Agreement with Miragene Inc for the provision of certain transitional services related to the ongoing operations of our business with respect to the IMG-007 program, which may include services related to chemistry, manufacturing and controls, regulatory affairs, clinical trial support and operations, translational science research and support, bioanalytics and pharmacovigilance. The initial term of the Transition Services Agreement is six months, which shall be automatically extended for an additional six months unless we provide written notice to terminate. We may extend the term for up to an additional 12 months upon a 60-day written notice prior to the end of the initial term. We paid Miragene $1.25 million as a prepayment for the services to be provided during the initial term. Up to $1.25 million may be payable if the initial term is automatically extended. If we extend the Transition Services Agreement beyond the initial term, Miragene will provide services at an annual FTE rate of $200,000.

Impact of General Economic Risk Factors on Inmagene’s Operations

Uncertainty in the global economy presents significant risks to our business. We are subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including elevated and fluctuating inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy, changes in government regulatory policies, or government budget dynamics (particularly in the pharmaceutical and biotech areas), geopolitical factors, and supply chain disruptions. While we are closely monitoring the impact of the current macroeconomic and geopolitical conditions on all aspects of our business, including the impacts on participants in any future clinical trials and our employees, suppliers, vendors and business partners and our future access to capital, the ultimate extent of the impact on our business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside of our control and could exist for an extended period of time. We will continue to evaluate the nature and extent of the potential impacts to our business, results of operations, liquidity and capital resources.

Components of Results of Operations

License Revenue

We have not generated any revenue from product sales. Our revenue has been derived from license payments under collaboration and license agreements.

Operating Expenses

Our operating expenses consist of (i) research and development expenses and (ii) general and administrative expenses.

Research and Development

Research and development expenses consist primarily of costs incurred in connection with the research and development of our programs. These expenses include:

•

external research and development expenses incurred under arrangements with third parties, such as contract research organizations (“CROs”), consultants, members of our scientific and therapeutic advisory boards, and contract manufacturing organizations (“CMOs”);

•	employee-related expenses, including salaries, benefits, travel, and share-based compensation;

•

facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and laboratory supplies;

•	license and sub-license fees; and

•	gains and losses on disposal of research and development property and equipment.

We expense research and development costs as incurred. Costs of certain activities are recognized based on an evaluation of the progress to completion of specific tasks. However, payments made prior to the receipt of goods or services that will be used or rendered for future research and development activities are deferred and capitalized as research and development prepaid expenses on our condensed consolidated balance sheets. The capitalized amounts are recognized as expense as the goods are delivered or services are performed. The successful development of any future product candidates is highly uncertain. Therefore, we cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that would be necessary to complete the potential development and commercialization of any future product candidates.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including salaries, bonuses, benefits and share-based compensation, for individuals in our executive, finance, operations, human resources, business development and other administrative functions. Other significant general and administrative expenses include legal fees relating to corporate matters and patent-related activities, allocated facilities and other overhead costs, including insurance and information technology, and professional and consulting fees associated with accounting, audit, tax and investor and public relations.

We expect our general and administrative expenses to increase over the next several years as we continue our research and development activities, prepare for potential commercialization of IMG-007 and any future product candidates, as well as expand our operations and begin operating as a public company following the Merger. These increases will likely include increases related to the hiring of additional personnel and legal, regulatory and other fees and services associated with maintaining compliance with listing rules and SEC requirements, director and officer insurance premiums and investor relations costs associated with being a public company.

Interest (Expense) Income

Interest (expense) income consists of the accrued interest on the Term Loan Advances from Ikena to us (as defined in Note 4 to our condensed consolidated financial statements) and interest earned on cash, cash equivalents and short-term investments.

Other Income, Net

Other income, net primarily relates to government assistance in the form of grants for qualifying property and equipment, and gains and losses resulting from foreign currency transactions which are denominated in currencies other than the functional currency.

Income Taxes

There was no income tax provision for the six months ended June 30, 2025 and 2024. We have recorded a full valuation allowance against our net deferred tax assets at each balance sheet date, as we believe that it is not more likely than not that no benefit will be realized due to the cumulative losses generated to date and expectation of future losses.

Results of Operations

Comparison of the Three Months Ended June 30, 2025 and June, 2024

The following table summarizes our results of operations for the three months ended June 30, 2025 and 2024 (in thousands):

	For the Three Months Ended June 30
	2025	2024	Change $	Change %
License revenue	$—	$—	$—	0%
Operating expenses:
Research and development	5,654	4,476	1,178	26%
General and administrative	1,705	1,909	(204)	(11)%

Total operating expenses	7,359	6,385	974	15%

Loss from operations	(7,359)	(6,385)	(974)	15%
			—
Other income (expense):
Interest (expense) income	(194)	298	(492)	(165)%
Other expense, net	(32)	(172)	140	(81)%

Total other (expense) income, net	(226)	126	(352)	(279)%

Loss before income taxes	(7,585)	(6,259)	(1,326)	21%
Provision for income taxes	—	—	—	0%

Net loss	$(7,585)	$(6,259)	$(1,326)	21%

License Revenue

There was no license revenue for the three months ended June 30, 2025 and 2024.

Research and Development Expenses

Research and development expenses for the three months ended June 30, 2025 were $5.7 million compared to $4.5 million for the three months ended June 30, 2024. The increase of $1.2 million was primarily due to a $1.5 million increase in clinical CRO costs due to a new study for IMG-007 AD Phase 2b that was launched in the first quarter of 2025, while most of the clinical studies in the prior year were completed in the second quarter of the prior year. The increase was slightly offset by a $0.3 million decrease in compensation and related costs resulting from decreased headcount in research and development staff.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2025 were $1.7 million compared to $1.9 million for the three months ended June 30, 2024. The decrease was primarily a result of $0.2 million lower data storage fees due to less business development activities compared to the prior year period and a $0.4 million decrease of lease and depreciation costs in line with the Hangzhou Lab closure. These cost reductions were partially offset by the increased professional fees related to the contemplated merger with Ikena of $0.4 million.

Interest (Expense) Income

Interest (expense) income for the three months ended June 30, 2025 was ($0.2 million) compared to $0.3 million for the three months ended June 30, 2024. The decrease of $0.5 million was primarily due to $0.4 million of interest expense recorded on the initial Term Loan Advance, which was borrowed in December 2024.

Other Expense, Net

Other expense, net for the three months ended June 30, 2025 was $0.1 million compared to $0.2 million for the three months ended June 30, 2024. The decrease of $0.1 million was primarily due to fluctuations in the exchange rates of transactions denominated in foreign currencies.

Comparison of the Six Months Ended June 30, 2025 and June, 2024

The following table summarizes our results of operations for the six months ended June 30, 2025 and 2024 (in thousands):

	For the Six Months Ended June 30
	2025	2024	Change $	Change %
License revenue	$800	$—	$800	100%
Operating expenses:
Research and development	9,693	24,465	(14,772)	(60)%
General and administrative	4,460	4,357	103	2%

Total operating expenses	14,153	28,822	(14,669)	(51)%

Loss from operations	(13,353)	(28,822)	15,469	(54)%
Other income (expense):
Interest (expense) income	(313)	298	(611)	(205)%
Other income (expense), net	4	(49)	53	(108)%

Total other (expense) income, net	(309)	249	(558)	(224)%

Loss before income taxes	(13,662)	(28,573)	14,911	(52)%
Provision for income taxes	—	—	—	0%

Net loss	$(13,662)	$(28,573)	$14,911	(52)%

Licensing Revenue

Licensing revenue for the six months ended June 30, 2025 was $0.8 million which resulted from a non-refundable payment from the IMG-008 Agreement (as defined in Note 9 to our condensed consolidated financial statements). For the six months ended June 30, 2024, there was no license revenue.

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2025 were $9.7 million compared to $24.5 million for the six months ended June 30, 2024. The decrease of $14.8 million is a result of a $14.0 million decrease in research and development expense related to the exercise of our option under the Hutchmed Agreement (as defined below) in the prior year. Staff compensation also decreased by $0.7 million because of a decrease in research and development headcount.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2025 and 2024 was $4.4 million. The general and administrative expenses remained flat period over period as increased professional fees were offset by the decreased lease and depreciation costs related to the Hangzhou Lab closure.

Interest (Expense) Income

Interest (expense) income for the six months ended June 30, 2025 was ($0.3 million) compared to $0.3 million for the six months ended June 30, 2024. The decrease of $0.6 million was primarily due to $0.4 million of interest recorded on the initial Term Loan Advance, which was borrowed in December 2024. An additional decrease of $0.2 million was a result of lower interest income of short-term investments due to the lower investment balance compared to the prior year.

Other Income (Expense), Net

Other income (expense), net was insignificant for the six months ended June 30, 2025 and 2024.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred recurring losses and negative cash flows from operations since our inception. For the three months ended June 30, 2025, we incurred a net loss of $7.6 million and used $11.9 million of cash in operating activities. For the six months ended June 30, 2025, we incurred a net loss of $13.7 million and used $19.1 million of cash in operating activities. As of June 30, 2025, we had an accumulated deficit of $197.5 million and cash and cash equivalents of $6.0 million.

Since inception, we have devoted substantially all of our resources to advancing the development of our portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals for commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if our development efforts are successful, it is uncertain when, if ever, we will realize significant revenue from product sales. If we obtain regulatory approval for any of our product candidates and start to generate revenue, we expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing, and distribution.

As a result, we will need substantial additional funding to support our operating activities as we advance our potential product candidates through development, seek regulatory approval, and prepare for and, if any of our product candidates are approved, proceed to commercialization. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operating activities through a combination of equity offerings, government of private party grants, debt financings and license and collaboration agreements. Adequate funding may not be available to us on acceptable terms, or at all.

Concurrent with the execution of the Merger Agreement, Ikena entered into subscription agreements with certain investors to which Ikena agreed to issue and sell to investors shares of Ikena common stock for gross proceeds of $75.0 million (the “Ikena concurrent financing”). The Ikena concurrent financing closed immediately after the second effective time (as described under the terms of the subscription agreements). The net proceeds from the Ikena concurrent financing are expected to advance the combined company’s discovery and clinical phase pipeline, business development activities, working capital, and other general corporate purposes.

Concurrent with the execution of the Merger Agreement, Inmagene and Ikena entered into the Loan Agreement, pursuant to which Ikena has agreed to lend up to $22.5 million in Term Loan Advances in increments of at least $7.5 million, subject to certain drawdown conditions, of which the first advance of $7.5 million was funded in December 2024. In April 2025, the Company received a second advance of $7.5 million and in May 2025, the Company received the third advance of $7.5 million (see Note 4 to our condensed consolidated financial statements). As of June 30, 2025, the Company cannot draw any additional Term Loan Advances. The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to 6.0% per annum. The Term Loan Advances are secured by all assets of Inmagene and its subsidiaries in respect of anti-OX40 monoclonal antibody asset, IMG-007. Upon consummation of the Merger on July 25, 2025, all Obligations (as defined in the Loan Agreement) were automatically forgiven, and the Loan Agreement terminated.

Based upon Management’s expectation of continuing operating losses for the foreseeable future, the Company has concluded there is substantial doubt about its ability to continue as a going concern as of June 30, 2025.

If we are unable to obtain additional funding, we will assess our capital resources and may be required to delay, reduce the scope of, or eliminate some or all of our planned operations, which may have a material adverse effect on our business, financial condition, results of operations, and ability to operate as a going concern. Our condensed consolidated financial statements do not include any adjustments that may result if we are not able to continue as a going concern.

Cash Flows

Comparison of the Six Months Ended June 30, 2025 and June 30, 2024

The following table sets forth a summary of the net cash flow activity for the six months ended June 30, 2025 and 2024 (in thousands):

	Six Months Ended June,
	2025	2024
Net cash used in operating activities	$(19,131)	$(15,138)
Net cash provided by investing activities	—	10,151
Net cash provided by financing activities	13,044	—
Effects of exchange rates on cash and cash equivalents	(10)	4

Net (decrease) increase in cash and cash equivalents	$(6,097)	$(4,983)

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2025 was $19.1 million, consisting primarily of net loss incurred during the period of $13.7 million and a net change of $6.1 million in our operating assets and liabilities, partially offset by non-cash charges of $0.6 million. The non-cash charges included $0.4 million in non-cash interest expense and $0.2 million of amortization of right-of-use assets. The net change in operating assets and liabilities primarily related to a $5.9 million increase in prepaid expenses and other current assets, a $1.9 million decrease in accrued expenses and other current liabilities, and a $0.1 million decrease in operating lease liabilities, slightly offset by a $0.3 million increase in accounts payable and a $0.1 million decrease in other noncurrent assets.

Net cash used in operating activities for the six months ended June 30, 2024, was $15.1 million, consisting primarily of net loss incurred during the period of $28.6 million and a net change of $1.7 million in our operating assets and liabilities, partially offset by $15.3 million in non-cash charges. The non-cash charges included $14.0 million of non-cash research and development expense for the commitment of ordinary shares related to the Hutchmed Agreement, $1.1 million in depreciation and amortization and $0.2 million of amortization of right-of-use assets. The net change in operating assets and liabilities primarily related to a $2.0 million decrease in accrued expenses and other current liabilities, a $0.3 million decrease in operating lease liabilities and $0.3 million increase in prepaid expenses and other current assets, partially offset by a $0.7 million increase in accounts payable and a $0.1 million decrease in other non-current assets.

Investing Activities

Net cash provided by investing activities for the six months ended June 30, 2025 was zero.

Net cash provided by investing activities for the six months ended June 30, 2024 was $10.2 million and was attributed to maturities and sales of short-term investments.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2025 was $13.0 million, consisting primarily of $15.0 million of proceeds from the Term Loan, slightly offset by $2.0 million paid for deferred offering costs related to the contemplated merger with Ikena.

Net cash provided by financing activities for the six months ended June, 2024 was zero.

Contractual Obligations and Other Commitments

We have entered into contracts in the normal course of business with suppliers, CROs, CMOs, and clinical trial sites. These agreements provide for termination at the request of either party generally with less than one-year notice and, therefore, we believe that our non-cancelable obligations under these agreements are not material. We do not currently expect any of these agreements to be terminated and did not have any non-cancelable obligations under these agreements as of the six months ended June 30, 2025.

We have milestones, royalties and/or other payments due to third parties under our existing license and collaboration agreements. See Note 9 to our condensed consolidated financial statements. We cannot estimate when such payments will be due, and none of these events were probable to occur as of June 30, 2025.

Lease Obligations

As of June 30, 2025, we had two existing leases for office facilities in the United States and China. These leases are classified as operating lease agreements that expire at various dates from November 2025 through December 2026. Our leases do not include options to terminate prior to the expiration date.

The United States lease agreement contains scheduled rent increases over the lease term. Under the terms of the lease agreements, we are responsible for certain property management fees, taxes, and common area maintenance expenses.

Future minimum commitments under these leases are $0.4 million as of June 30, 2025 of which $0.1 million is due in less than 12 months, and $0.3 million is due in greater than 12 months.

Term Loan

Concurrent with the execution of the Merger Agreement, we received $7.5 million of the initial Term Loan Advance in December 2024. The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate of 6.0% per annum, and may be prepaid at any time without premium or penalty.

Under the Loan Agreement, we cannot draw any additional Term Loan Advances as of June 30, 2025. The first tranche of $7.5 million was taken in December 2024, the second tranche of $7.5 million was taken in April 2025 and the third tranche of $7.5 million was taken in May 2025. We recorded the initial Term Loan Advance as a current liability as the initial Term Loan Advance will mature and become due and payable six months from the termination of the Merger Agreement should the Merger be terminated. Upon consummation of the Merger, all unpaid Obligations (as defined in the Loan Agreement), including the loan principal and any accrued but unpaid interest, was automatically forgiven. We did not incur any loan fees to establish this loan. As of June 30, 2025, the outstanding principal balance from the initial Term Loan Advance of $22.5 million and the corresponding accrued interest of $0.4 million were included within term loan on the condensed consolidated balance sheet (see Note 4 to our condensed consolidated financial statements).

Critical Accounting Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our condensed consolidated financial statements which have been prepared in accordance with generally accepted accounting principles in the United States of America. Our significant accounting policies are more fully described in Note 2 to our condensed consolidated financial statements. The preparation of our condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and the related disclosures of contingent liabilities in our condensed consolidated financial statements and accompanying notes. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

There have been no significant changes in our critical accounting policies and estimates during the six months ended June 30, 2025, as compared to the twelve months ended December 31, 2024.

Revenue Recognition

We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), which applies to all contracts with customers, except for elements of certain contracts that are within the scope of other standards, such as collaboration arrangements.

Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. A customer is a party that has contracted with an entity to obtain goods or services that are an output of the entity’s ordinary activities in exchange for consideration. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, we perform the following five steps:

(i)	Identify the contract(s) with a customer;

(ii)	Identify the performance obligations in the contract, including whether they are distinct;

(iii)	Determine the transaction price, including the constraint on variable consideration;

(iv)	Allocate the transaction price to the performance obligations in the contract; and

(v)	Recognize revenue when (or as) we satisfy each performance obligation.

We only apply the five- step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determine those that are performance obligations and assess whether each promised good or service is distinct. A performance obligation is a promise in an agreement to transfer a distinct good or service to the customer. If a promised good or service is not distinct, it is combined with other promised goods or services into a performance obligation.

The total consideration which we expect to collect in exchange for our goods or services is an estimate and may be fixed or variable. We constrain the estimated variable consideration when we assess it is probable that a significant reversal in the amount of cumulative revenue recognized may occur in future periods. The transaction price is re-evaluated, including the estimated variable consideration included in the transaction price and all constrained amounts, in each reporting period and as uncertain events are resolved or other changes in circumstances occur. Revenue is recognized when performance obligations in the contracts are satisfied, in the amount reflecting the expected consideration to be received from the goods or services transferred to the customers. Consideration received in advance is recorded as deferred revenue and is recognized when or as the related performance obligation is satisfied. The principal activities from which we generate revenue include licensing agreements and collaboration agreements. License revenue primarily represents amounts earned under agreements that license our intellectual property to other companies. Consideration under these contracts generally includes a nonrefundable upfront payment, development, regulatory and commercial milestones and royalties based on net sales of approved products. Collaboration revenue primarily represents amounts earned under strategic collaboration arrangements with third parties for research and other licenses, development, and commercialization of certain product candidates. Under such arrangements, consideration typically includes fixed consideration in the form of an upfront payment and variable consideration in the form of potential development, regulatory, and commercial milestone payments, license fees, funding of research and development services and preclinical and clinical material, and royalties on net sales of licensed products. See Note 9, “Collaborative Arrangements and Licensing Agreements” to our condensed consolidated financial statements.

Research and Development Expenses

Our research and development expenses include estimates of our expenses resulting from obligations under contracts with vendors, consultants and CROs in connection with conducting research and development activities. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. We reflect research and development expenses in our condensed consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the preclinical or clinical study as measured by the timing of various aspects of the study or related activities. We determine clinical trial cost estimates through review of the underlying contracts along with preparation of financial models taking into account discussions with research and other key personnel and outsider service providers as to the progress of studies or other services being conducted. During the course of a study, we adjust our rate of expense recognition if actual results differ from estimates on a cumulative catch-up basis.

Share-Based Compensation

We measure share-based compensation expense for all share-based awards with service-based and performance-based vesting conditions at the grant date based on the fair value measurement of the award. Compensation expense for service-based awards is recognized over the requisite service period, which is generally the vesting period of the respective award. We use the straight-line method to record the expense of awards with service-based vesting conditions. We use the graded-vesting method to record the expense of awards with both service-based and performance-based vesting conditions, commencing when achievement of the performance condition becomes probable. Expense is adjusted for actual forfeitures of unvested awards as they occur. Prior to the Merger, we calculated the fair value measurement of share options using the Black-Scholes-Merton option-pricing valuation model (“Black-Scholes model”). The Black-Scholes model requires the use of subjective and complex assumptions, which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying shares. We calculate the fair value of options granted by using the Black-Scholes model with assumptions below.

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Fair value of ordinary shares: The fair value of our ordinary shares is determined on a periodic basis, as determined by the Inmagene board, with the assistance of an independent third-party valuation expert. These valuations are determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Technical Practice Aid (Valuation of Privately-Held-Company Equity Securities Issued as Compensation). The assumptions underlying these valuations represent management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment. Management considers, among other things, our business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”), or sale, given prevailing market conditions; the lack of marketability of our ordinary shares; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

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Risk-free interest rate: We base the risk-free interest rate assumption on the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.

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Expected volatility: The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the clinical stage biopharmaceutical industry.

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Expected term: The expected term represents the period of time that options are expected to be outstanding. Because we do not have historical exercise behavior, it determines the expected term assumption using the simplified method, which is an average of the contractual term of the option and its vesting period.

•	Expected dividend yield: We base the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends.

Recent Accounting Pronouncements

For this information, refer to Note 2 of our condensed consolidated financial statements.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.